EXHIBIT 10.13 (C)

February 14, 2006

Mamdouh Philippe, President
Mamdouh & Basem Philipco
Greaters for Nile Tourism
Nefertari Street
Luxor, Egypt

RE: Loan Agreement: U.S. $500,000.00

Dear Mr. Philippe:

This letter agreement shall be deemed a Loan Agreement under which Sonesta International Hotels Limited (“Sonesta”) will advance the sum of U.S. $500,000.00 to (1) Mamdouh & Basem Philipco, “Owner” of Sonesta St. George Hotel, Luxor (“Hotel”), and (2) Greaters for Nile Tourism, “Owner” of Sonesta St. George I cruise ship (“Ship”), by assumption of obligations, dated as of February 15, 2006, regarding that certain Management Agreement, dated May 11, 1995, originally between Philippe Co. for Hotels, as Owner, and Sonesta, as Operator (the “Hotel Management Agreement”), and dated June 1, 2005, between Greaters for Nile Tourism, as Owner, and Sonesta, as Operator (the “Ship Management Agreement”).

Amount of Loan: U.S. $500,000.00, to be advanced on or about February 15, 2006 (the “Loan”).

Purpose: To assist Owner with the financing of (1) improvements to Sonesta St. George Hotel, Luxor, and (2) completion of Sonesta St. George I cruise ship.

Repayment of Loan: The Loan shall be repaid to Sonesta International Hotels Limited (“Lender”), in currency of the United States, in ten (10) monthly installments, each of which shall be due and payable on the fifteenth (15th) day of each calendar month. The first monthly payment shall be due and payable June 15, 2006. (The attached “Repayment Schedule” reflects the monthly repayment of the Loan, together with interest at the Interest Rate.)

Interest Rate: The Loan shall be repaid, together with interest at the “Interest Rate”, which shall be equal to 7.5% per annum (the current Prime Rate).

Default Rate/Charges: In the event that the Loan is not repaid in accordance with this letter agreement, or if any portion of the Loan, or Loan interest, remains unpaid as of March 15, 2007, interest shall accrue on the amount of the Loan, and interest, then outstanding at the rate of twelve percent (12%) per annum. Borrower shall also be responsible for reimbursing Lender for any costs Lender incurs in enforcing this letter agreement, including reasonable attorney’s fees.

Authority of Lender, as Operator, to Make Payments: Borrowers, as Owner of the Hotel under the Hotel Management Agreement, and as Owner of the Ship under the Ship Management Agreement, hereby authorize and instruct Lender, as Operator of the Hotel and of the Ship under said Management Agreements, to repay the Loan, in accordance with this letter agreement, from the income of the Hotel and Ship, and to charge any such amounts used to repay the Loan, or to pay interest thereon, to the Owner’s account.

Loan Fee:  Borrowers agree to pay a fee to Lender in the amount of U.S. $1,578.00 in consideration of making the Loan, such fee being due upon funding of the Loan to Borrowers. (Said fee represents the difference between the Interest Rate and the interest rate applicable to a loan made by Lender to Mamdouh & Basem Philipco, dated October 15, 2004.)

Prepayment: Borrowers may prepay the Loan, and interest thereon, at any time without charge or penalty.

In Witness Whereof, the parties have set their hands and seals as of this February ____, 2006.

Borrower:	Lender:
Mamdouh & Basem Philipco	Sonesta International Hotels Limited

By: /S/	By:/S/
Mamdouh Philippe Megalaa	Boy A.J. van Riel
President	Vice President & Treasurer

GUARANTY
The undersigned, Mamdouh Philippe Megalaa, individually, agrees, jointly and severally, to guaranty the obligations of the Borrowers, Mamdouh & Basem Philipco and Greaters for Nile Tourism, under the above loan letter agreement. The Creditor shall have the right to demand payment from me, on a several basis, without need for first demanding payment from the Debtor.

By:/S/
Mamdouh Philippe Megalaa

Date: February ____, 2006